LICENSE AGREEMENT

     This LICENSE AGREEMENT (hereinafter the "Agreement'), is made and entered into effective as of the ____ day of _________, 1998, by and among Dirt Free Carpet & Upholstery Cleaning, Inc., a Texas corporation ("DFC") and Aubry Thoede ("Thoede") (DFC and Thoede are collectively referred to herein as "Licensors" and are referred to singly as a "Licensor"), and Venturi Technologies, Inc., a Nevada corporation ("Venturi").

                       RECITALS

     WHEREAS, Licensors represent that they are the owners of the name
"Dirt Free" (the "Name") and of the business telephone number (281) 487-6075 (the "Number"), and that they have generated significant good will with the name and the telephone number;

     WHEREAS, as of the date hereof, the parties have entered into an Agreement for the Sale and Purchase of Assets, pursuant to which Licensors are selling substantially all of their carpet cleaning business assets to Venturi, and in conjunction with that sale Licensors have agreed to license the Name and the Number to Venturi;

     WHEREAS, Licensors desire to grant to Venturi an exclusive license to the Name and to the Number in connection with the sale of business assets to Venturi, and Venturi desires to obtain such an exclusive license from Licensors.

     NOW THEREFORE, in consideration of the foregoing, and the promises, representations and mutual covenants contained herein, the parties hereto agree as follows:

          1.  Grant of Exclusive License.  Licensors hereby grant to
Venturi a worldwide, exclusive license to use the Name and the Number (the "License"). The License shall cover any and all types of uses, including, but not limited to, the marketing and sale of services on a worldwide basis. By virtue of this exclusive License, even the Licensors are not entitled to use the Name or the Number, except as authorized pursuant to the terms of this Agreement or related agreements or upon the written authorization or permission of Venturi.

          2.  Enforcement.  As exclusive licensee, Venturi shall have power to institute and prosecute, at its own cost and expense, suits for infringement of the Name, and Licensors shall, if required by law or requested by Venturi, join as party plaintiff in any such action. Licensors shall give to Venturi any necessary powers of attorney that may be necessary to maintain, defend, protect and prosecute its rights to the Name and any and all
violations or infringements on same.   In the event Licensor does not
undertake any action to protect the Name, Licensor shall have such rights.

          3. Term and Termination. This Agreement will commence on the date hereof and remain in effect for a period of one (1) year after Thoede's employment by Venturi is terminated for any reason. Upon expiration of this Agreement, Venturi shall cease using the Name and the Number, and all rights to use the Name and the Number shall revert to Licensors.

          4. Consideration. The parties acknowledge that the consideration for this Agreement is the Venturi common stock issued to Licensors in connection with Venturi's acquisition of the Licensors' business assets, and that such consideration has been received and is sufficient. No further consideration or royalties shall be paid to Licensors for the rights granted to Venturi under this Agreement.

     5.  Representations and Warranties.

          5.1 Licensors represent and warrant that they own the Name and the right to use the Name, and that they have been using the Name since at least _______________, 19__, and that they have legal power to extend the rights granted to Venturi in this Agreement and that they have not made, and will not make, any commitments to others inconsistent with or in derogation of such rights.

          5.2 Licensors represent and warrant that there are no trademark or tradename infringement suits or asserted infringement claims pertaining to the Name as of the date of this Agreement.

          5.3 Venturi represents and warrants that this Agreement and the obligations of the parties hereunder are valid and enforceable under the laws of the State of Utah.

     6.  Miscellaneous.

          6.1 This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

          6.2 No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of default of the same of similar nature.

          6.3 This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and permitted assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns. Neither party may assign any interest in this Agreement without the prior written consent of the other.

          6.4 The paragraph headings contain herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

          6.5 Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

          6.6 This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

          6.7 This Agreement and all amendments hereto shall be governed by and construed in accordance with law of the State of Utah applicable to contracts made and to be performed therein, and any disputes with respect to this Agreement shall be determined in the courts of the State of Utah.

          6.8 Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                              LICENSORS:

                              DIRT FREE CARPET &
                              UPHOLSTERY CLEANING,
                              INC., a Texas corporation



                              By:

                                 Its:






                              Aubry Thoede


                              LICENSEE:
                              VENTURI TECHNOLOGIES,INC.



                              By:

                                   Its: